Voluntary Dismissal of Shareholder Derivative Action

ST. LOUIS—(BUSINESS WIRE)—June 19, 2009— Express Scripts, Inc., announced today that counsel for the plaintiff in a putative shareholder derivative action styled Charles Manzione v. Barrett A. Toan et al., Case No. 4:04-CV-1608-SNL (E.D. Mo.) (the “Lawsuit”) has informed the Company that the plaintiff is no longer a shareholder and desires to dismiss the Lawsuit without prejudice and without costs, fees, or payment of any kind.

The Lawsuit was originally filed October 22, 2004, in the Circuit Court of St. Louis County, Missouri, and was thereafter removed to the U.S. District Court for the Eastern District of Missouri on November 19, 2004.  On March 3, 2006, the Lawsuit was stayed pending disposition of a related case, In re Express Scripts Securities Litigation, Case No. 4:04-CV-1009-HEA (E.D. Mo.).  The stay has not been lifted and no substantive proceedings have taken place in the Lawsuit since June 2005.

Pursuant to Federal Rule of Civil Procedure 23.1(c), the Court ordered the parties to give notice of the proposed dismissal of the Lawsuit via a press release attached to an 8-K filing.  Absent objection or intervention by a shareholder within 60 days of the date of this press release, the Lawsuit will be deemed dismissed without prejudice and without an award of costs or fees to any party.  Any objections or motions to intervene must be filed with the Clerk of the U.S. District Court for the Eastern District of Missouri, Thomas F. Eagleton Courthouse, 111 S. 10th Street, Suite 3.300, St Louis, Missouri 63102, in accordance with the rules and procedures of the Court.  Dismissal of the Lawsuit is not a ruling on the merits of any of the allegations made in the Lawsuit, all of which the Company denies.

Express Scripts, Inc. (Nasdaq:ESRX) is one of the largest PBM companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans.  Express Scripts is headquartered in St. Louis, Missouri.  More information can be found at http://www.express-scripts.com.

SOURCE: Express Scripts, Inc.